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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                                TOWER GROUP, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    89177104
                                 (CUSIP Number)

                               September 30, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [X] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
----------------------------------------------------------------------------------------------------------------------------
CUSIP No.  89177104
----------------------------------------------------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSONS

              HCC INSURANCE HOLDINGS, INC.

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
----------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

              (a) [ ]

              (b) [X]
----------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

              DELAWARE
----------------------------------------------------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
                                                           0
           NUMBER OF             -------------------------------------------------------------------------------------------
             SHARES                   6       SHARED VOTING POWER
          BENEFICIALLY                             1,112,043
            OWNED BY             -------------------------------------------------------------------------------------------
              EACH                    7       SOLE DISPOSITIVE POWER
           REPORTING                                       0
             PERSON              -------------------------------------------------------------------------------------------
              WITH                    8       SHARED DISPOSITIVE POWER
                                                   1,112,043
----------------------------------------------------------------------------------------------------------------------------
      9                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                   1,112,043
----------------------------------------------------------------------------------------------------------------------------
     10                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
                                 (See Instructions)
----------------------------------------------------------------------------------------------------------------------------
     11                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                       5.63%
----------------------------------------------------------------------------------------------------------------------------
     12                          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                 HC
----------------------------------------------------------------------------------------------------------------------------

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ITEM 1.

     (a) Name of Issuer

         TOWER GROUP, INC.

     (b) Address of Issuer's Principal Executive Offices

         120 BROADWAY, 14TH FLOOR
         NEW YORK, NY 10271

ITEM 2.

     (a) Name of Person Filing

         HCC INSURANCE HOLDINGS, INC.

     (b) Address of Principal Business Office

         13403 NORTHWEST FREEWAY
         HOUSTON, TEXAS 77040-6094

     (c) Citizenship

         DELAWARE

     (d) Title of Class of Securities

         COMMON STOCK

     (e) CUSIP Number

         89177104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ]  An investment advisor in accordance with
              SECTION 240.13d-1(b)(1)(ii)(E);

     (f) [ ]  An employee benefit plan or endowment fund in accordance with
              SECTION 240.13d-1(b)(1)(ii)(F);

     (g) [ ]  A parent holding company or control person in accordance with
              SECTION 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ]  Group, in accordance with SECTION 240.13d-1(b)(1)(ii)(J).

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ITEM 4.  OWNERSHIP.

     (a) Amount beneficially owned:

         1,112,043

     (b) Percent of class:

         5.63%

     (c) Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote: 0

         (ii)     Shared power to vote or to direct the vote: 1,112,043

         (iii)    Sole power to dispose or to direct the disposition of: 0

         (iv)     Shared power to dispose or to direct the disposition of:
                  1,112,043

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         See Exhibit A for the identity of the subsidiaries which directly beneficially own the securities reported herein.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 30, 2005

                                           By: /s/ CHRISTOPHER L. MARTIN
                                               --------------------------------
                                                   Christopher L. Martin,
                                                   Executive Vice President


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                                  EXHIBIT INDEX

Exhibit A         Information Required by Item 7

Exhibit B         Joint Filing Agreement between HCC Insurance Holdings, Inc and Houston Casualty Company